Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into on April 3, 2024 (the “Effective Date”), by and between QT Imaging Center, a California sole proprietorship of John C. Klock, M.D., with its principal place of business at 3 Hamilton Landing, Suite 180, Novato, CA 94949 (the “Practice”), and QT Imaging Holdings, Inc., a Delaware Corporation located at 3 Hamilton Landing, Suite 160, Novato, CA 94949 (“Company”). Company and Practice may be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Company is a medical device company that desires the assistance of Practice with the provision of certain services; and

WHEREAS, Practice conducts a medical practice with an office in California (the “State”), which provides medical services, including the performance of breast imaging using the QT Ultrasound Breast Scanner-Model 1000A, to patients through duly licensed physicians and other clinical professionals, including technicians (each a “Provider” and together “Providers”); and

WHEREAS, Providers are (i) duly licensed to practice medicine and provide other professional services under the laws of California; (ii) are qualified to provide the Services described herein; and Practice (iii) wishes to furnish the Services (defined below) in accordance with the terms and conditions of this Agreement; and

WHEREAS, Company wishes to engage Practice, and Practice desires to be engaged by Company to provide the Services under the terms, covenants and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1. Services.

1.1 During the Term, Practice, through its Providers shall perform for the Company the services described in Schedule 1 (the “Services”) in accordance with and on the schedule specified in Schedule 1. Practice shall ensure that the Providers provide the Services in a proficient and professional manner consistent with the highest standards in the field and to the satisfaction of the Company. The Services shall be performed only by Practice and shall not be assigned, subcontracted, or otherwise delegated without the prior written consent of the Company.

1.2 Practice shall ensure that Providers maintain timely, complete, and accurate clinical records for all treatment provided in accordance with prevailing standards of care, all applicable statutes and government agency regulations, rules, orders and directives, the reasonable requirements of any third party payer, or the policies, procedures, or manuals of the Practice, whichever is the most restrictive, including, but not limited to, the applicable record retention period required by the laws in the State.

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2. Compensation.

2.1 In connection with the Services, the Company shall pay Practice the compensation described in Schedule 1. The parties acknowledge that the compensation is a fair market value compensation for the professional time of the John Klock, MD. Practice shall submit to the Company a written report listing the deliverables and the work hours (in increments of one quarter hour) rendered by the Practice, through its Providers during the previous three calendar months (the “Quarterly Report”), in the form attached hereto on Schedule 2, no later than five (5) business days following the end of the last calendar month included in that Quarterly Report. Company shall pay Practice, on a quarterly basis, within fifteen (15) business days after the month of Company’s receipt of the Quarterly Report, unless there is any dispute concerning the Quarterly Report, in which case Company shall timely communicate such dispute to Practice.

2.2 The Parties acknowledge and agree that the amounts payable by Company under this Agreement represent the Parties’ good faith determination of the fair market value of the Services to be provided hereunder, without taking into consideration the volume or value of any referrals of business between the Parties. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by any Party or its affiliates to any other Party or its affiliates, for the purchase, lease or ordering, or arranging for the purchase, lease or ordering of any item or service covered by any governmental, third party payor, or any patient. This Agreement is intended and shall be construed to comply with the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, and its applicable safe harbors, and any similar state law equivalent.

2.3 Records and Documentation. Practice shall promptly and timely create and maintain complete and accurate records, reports, claims and other documentation for all professional services rendered by Providers during the Agreement, in accordance with applicable law. All (i) case records and other documents relating to a patient of the Practice (including patients treated by Provider during the Term), (ii) patient lists, or (iii) files related to any services provided by or on behalf of Company or derived from the examination or treatment of Company’s patients (collectively, “Medical Records”) shall belong to and remain the property of Practice.

3. Term; Termination.

3.1 This Agreement is effective as of the Effective Date set forth above and shall continue in full force and effect for one (1) year unless earlier terminated in accordance with this Section 3 (the “Term”). This Agreement shall auto-renew for successive one (1) year periods unless otherwise terminated in accordance with Section 3.2. The foregoing notwithstanding, the parties agree to review and possibly revise the terms of this Agreement on July 1, 2024 if such terms are not satisfactory to either party.

3.2 Termination.

(a) Termination Without Cause: Either Party may terminate this Agreement for any reason upon thirty (30) days prior written notice to the other Party.

(b) Termination by Company. If any one or more of the following events shall occur, Company may, at its option, immediately terminate this Agreement upon the delivery of written notice to Provider:

(i) if there shall occur any revocation or suspension of a Provider’s license or ability to furnish Services in the State or any other jurisdiction;

(ii) if there shall occur any revocation or termination of a Provider’s malpractice insurance;

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(iii) if a Provider is convicted of or pleads guilty or nolo contendere to fraud, theft, any felony, or any other crime involving dishonesty or moral turpitude;

(iv) if a Provider is guilty of gross negligence or serious misconduct in connection with the provision of professional health care services or any performance hereunder;

(v) if this Agreement or any part thereof is transferred to or assigned by Practice to any person or entity, except as may be otherwise herein permitted;

(vi) upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Practice, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of insolvents by Practice, except for the filing of a petition in involuntary bankruptcy against Practice with the dismissal thereof within thirty (30) days thereafter;

(vii) in the event that Practice, or a Provider, is suspended or excluded from participation in federal health care programs, any state program, or any government procurement or non-procurement program, including but not limited to inclusion on the Office of the Inspector General’s List of Excluded Individuals and Entities, the General Services Administration’s SAM database, or any state Medicaid Program’s exclusion file;

(viii) in the event that legal counsel determines that more likely than not this Agreement is in violation of any federal statute, rule or regulation, or any statute, rule or regulation of any jurisdiction where Practice, or a Provider, furnishes Services, including but not limited to, any medical and state health care programs, fraud and abuse or state laws governing fee-splitting, then the Parties agree to negotiate, in good faith, amendments to this Agreement to conform to such statute, rule or regulation. If the Parties are unable to negotiate such amendment in good faith within sixty (60) days, then, in such event, this Agreement may be immediately terminated by either Party upon written notice to the other Party; or

(ix) a Provider dies, is incapacitated or is adjudicated incompetent.

(c) Effect of Termination. Upon the termination of this Agreement, Practice shall immediately cease performing Services and discontinue use of and return to the Company, Company-provided materials and/or, at the Company’s option, destroy all Confidential Information (as defined below) and copies thereof. No termination of this Agreement shall in any way affect the survival of any right, duty, or obligation which is expressly stated elsewhere in this Agreement to survive such termination, including Practice’s continuing obligations to the Company under Sections 4 and 5.

4. Confidentiality.

4.1 Company Confidential Information. Practice shall hold in strict confidence, and not use, except for the benefit of the Company, and not disclose to any person without written authorization of the Company, any Confidential Information of the Company. “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, patient lists, patient records and data, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Practice by or on behalf of the Company, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Practice.

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4.2 Title; No License; Return. All documents and materials containing or embodying Confidential Information shall remain the property of the Company. Practice understands that this Agreement does not grant Practice a license in or to any of the Confidential Information. Upon the request of the Company, Practice shall promptly return or, in the case of electronic files, destroy all Confidential Information and all copies, extracts and other objects or items in which it may be contained or embodied. With regard to patient records specifically, all records of patients of the Company, including, without limitation, accounts, ledger cards, laboratory reports, computer records and programs and any other pertinent information concerning patients of the Company, whether or not the patients were actually treated by Practice or the records prepared by Practice, shall be and shall remain the property of the Company and Practice shall have no property rights in said property except as expressly permitted in this Agreement. Practice agrees not to take any action that would, directly or indirectly, damage or impair the Company’s rights, title and interest in and to any patient records. Practice agrees not to accept or otherwise acquire in Practice’s possession any copy of said records or other confidential patient information of the Company including, by way of example and not limitation, patient lists, except with the Company’s written consent or as provided below.

4.3 Third Party Information Held by Practice. Practice shall not improperly use or disclose to the Company or any of its directors, officers, employees or agents, any Confidential Information of any current or former client or other person or entity with whom Practice has an agreement or duty to keep such information confidential, and that Practice shall not bring onto the premises of the Company any such information in any medium unless consented to in writing by such client, person or entity.

4.4 Third Party Information Held by the Company. Practice recognizes that the Company has received, and in the future may receive, from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Practice shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out Services, consistent with the Company’s agreement with such third party. For purposes of this Agreement, such third-party information shall be deemed part of the Confidential Information of the Company.

4.5 Required Disclosure of Confidential Information. If Practice is required by law or court or governmental order to disclose Confidential Information, Practice shall give the Company prompt written notice of such requirement such that the Company shall have the opportunity to apply for a protective order, injunction or for confidential treatment of such Confidential Information.

4.6 Defend of Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Practice acknowledges that Practice will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Practice files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Practice may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding, if Practice (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order.

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4.7 Practice and Company shall maintain the privacy and security of any individually identifiable patient health information received or created during the course and in the scope of his or her service relationship under this Agreement in accordance with all applicable state and federal laws and regulations. The Parties acknowledge and agree that the Practice does not currently engage in any electronic standard transaction and accordingly is not subject to the privacy and security standards of the Health Insurance Portability and Accountability Act of 1996 set forth at 45 CFR parts 160, 162, and 164 (collectively “HIPAA”) and the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”). If, in the event, the Practice is subject to HIPAA, the Parties shall comply with HIPAA and determine whether they need to enter into a business associate agreement, if required by HIPAA based on the Services performed under this Agreement.

4.8 Practice agrees to return, or, at Company’s election, destroy, all copies of Confidential Information of Company related thereto to Company at Practice’s expense, promptly upon the expiration or earlier termination of this Agreement.

5. Ownership of Results and Data.

5.1 Assignment of Inventions. Practice shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all of Practice’s worldwide right, title and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws, that Practice or a Provider may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, in the performance of the Services or that result, to any extent, from use of the Company’s premises or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including, but not limited to, all patent rights, copyrights, trademarks, know-how and trade secrets and the rights to apply for the same (collectively, “Intellectual Property Rights”). The obligations of this Section 5 do not apply to any Inventions made by Practice prior to its engagement that are identified in Schedule 3 hereto.

5.2 Further Assurances. Upon the request and at the expense of the Company, Practice shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 5.1 or to enable the Company to secure its rights in the Inventions and Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Without limiting the foregoing, Practice shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto. If the Company is unable for any other reason to secure Practice’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions assigned to the Company hereunder, then Practice hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Practice’s agent and attorney in fact, to act for and in Practice’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Practice.

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6. Compliance with Laws and Regulations. The Services to be provided by the Practice and each Provider pursuant to this Agreement shall be provided in compliance with: (i) all applicable federal and state laws and regulations.

7. Representations, Warranties and Covenants of the Practice. Practice hereby represents, warrants, and covenants, as of the Effective Date, and during the Term, that:

7.1 Practice has the power and authority to enter into this Agreement;

7.2 each Provider maintains a valid and unrestricted license to practice medicine, or any other applicable license, certification, or comparable permit required to practice Provider’s profession in the State;

7.3 each Provider maintains in good standing state and federal registrations to prescribe and dispense controlled substances, to the extent applicable;

7.4 each Provider is not in violation of any licensure or accreditation requirement applicable to such Provider under any law, federal or state program, or applicable agency rules;

7.5 each Provider is board certified by the American Board of Internal Medicine or other applicable board based on Provider’s license, certification, or permit, if applicable;

7.6 each Provider has not been convicted of any felony, or of any misdemeanor conviction relating to fraud, the delivery of or billing for healthcare items or services, controlled substances, patient abuse or neglect, obstruction of an investigation, or any theft or other financial misconduct, nor made an admission of guilt of, or plead nolo contendere with respect to, any such conduct;

7.7 each Provider will comply with all applicable continuing education requirements applicable to the Provider and obtain, at Provider’s expense, any and all continuing education credits as required by applicable federal and state laws;

7.8 each Provider shall use sound and professional principles and practices in the performance of the Services in accordance with normally accepted industry standards, and that the performance will reflect such Provider’s best professional knowledge, skill and judgment;

7.9 Practice and each Provider is not currently the target or subject of any investigation, inquiry or audit, nor has the Provider received any written notice nor is the Provider otherwise aware of any pending or threatened investigation, inquiry or audit by any federal, state or local governmental authority;

7.10 Practice will provide Company with certifications and records (including, as appropriate, copies of each Provider’s professional licenses) as Company may request from time to time, during or after the Term of this Agreement, to verify that each Provider is qualified to perform the services required of Provider under this Agreement;

7.11 Practice and each Provider are not currently subject to any malpractice action, claim or threat thereof; and

7.12 Practice will provide immediate written notice to the Company of any of the following: (i) the commencement or resolution of any investigation or proceeding by any licensing authority, or other governmental body or agency; (ii) any malpractice action which is commenced, adjudicated, or settled; (iii) any change in the representations or warranties in this Section 7; or (iv) any conviction or plea of guilty or nolo contendere of any Provider to a crime in a court of competent jurisdiction.

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8. Malpractice Insurance. Practice shall procure and maintain throughout the Term, professional liability insurance coverage on behalf of the Services provided by the Practice and each Provider for the Company in the minimum amount of $1,000,000.00 per occurrence and $3,000,000.00 per annual aggregate (“Malpractice Insurance”). Practice shall not alter, cancel or terminate any insurance coverage without the Company’s prior written consent.

9. Miscellaneous.

9.1 Independent Contractor; No Agency. Nothing in this Agreement shall in any way be construed to constitute Practice or any Provider as an agent, employee or representative of the Company, but rather, Practice, through its Providers shall perform the Services hereunder as an independent contractor. Practice acknowledges and agrees that Practice is obligated to report as income all compensation received pursuant to this Agreement, and Practice agrees to and acknowledges the obligation to pay all taxes thereon and that Practice’s Providers will not be eligible for any employee benefits and expressly waives any entitlement to such benefits. Practice acknowledges and agrees that Practice will use Practice’s own discretion in performing the tasks assigned, within the scope of work specified by the Company. Practice further agrees to indemnify the Company, its affiliates and their respective officers, directors, employees, agents, representatives, contractors, shareholders, successors and assigns, and hold it and them harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from Practice being determined not to be an independent contractor. Except insofar as it would preclude Practice from providing the Services under this Agreement, Practice and each Provider is free to perform services for any other person.

9.2 Equitable Relief. Practice agrees that any breach or threatened breach of Sections 4, 5, or 7 may cause irreparable damage to the Company which monetary damages may not adequately remedy. In the event of such breach or threatened breach by Practice, the Company shall have, in addition to any and all remedies that may be available in law, equity, or otherwise, the right to obtain injunctive relief against the breach or threatened breach of this Agreement.

9.3 Assignment; No Third-Party Beneficiaries. Practice may not assign this Agreement without the prior written consent of the Company. Company may assign this Agreement without Practice’s consent. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties hereto or their respective successors and permitted assigns, any benefits, rights or remedies.

9.4 Arbitration.

(a) The Parties agree that all disputes arising out of or relating to this Agreement will be subject to mandatory binding arbitration through arbitration administered by the American Health Law Association Dispute Resolution Service and conducted pursuant to the AHLA Rules of Procedure for Arbitration in effect at the time of submission, as modified by this Section 9.4(a). The arbitration will be heard and determined by a single arbitrator selected by mutual agreement of the Parties, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by the AHLA Administrator pursuant to the process set forth in Rule 3.2 of the AHLA Rules of Procedure for Arbitration.

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Such arbitration will take place in Marin County, California. The arbitration award so given will be a final and binding determination of the dispute, and will be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of both Parties.

(b) Such award shall be the exclusive remedy to the Parties. Any money judgments made hereunder shall be promptly paid in U.S. Dollars. Any costs, fees, or taxes incident to enforcing any award hereunder shall be charged against the Party or Parties resisting such enforcement.

(c) Notwithstanding anything to the contrary in this provision, the Parties may seek the interim relief necessary to maintain the status quo prior to arbitration in any court of competent jurisdiction.

9.5 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the State of California without giving effect to any conflict of laws provisions.

9.6 Indemnification. Practice agrees to indemnify, defend, and hold harmless the Company and its affiliates and their respective officers, directors, employees, agents, representatives, contractors, shareholders, successors and assigns, from and against any and all liability, loss, claim, demand, damage, obligation, tax, penalty, expense or cost, including defense costs, legal fees, and prejudgment interest, incurred in connection with or arising out of (i) Practice’s breach of any representation and warranty made by the Practice in this Agreement, (ii) claims for damages of any nature whatsoever, including, but not limited to, bodily injury, death, personal injury, medical malpractice or property damage arising from the Practice’s delivery of the Services or the Practice’s performance or failure to perform the Practice’s obligations hereunder; (iii) any error, omission or malfeasance of the Practice; (iv) any determination by a court or agency that the Practice is not an independent contractor; (v) any breach by Practice of any of the covenants contained in this Agreement; (vi) any efforts by the Company to enforce its rights under Section 4 or 5 of this Agreement; and (vii) any other circumstances provided by law.

9.7 Notices.

(a) Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, to either Party at the address of such Party or such other address as shall have been designated by written notice by such Party to the other Party.

(b) Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) on the day when delivered in person, (ii) on the first business day of or after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the Party notified if sent by facsimile, (iii) on the first business day of or after the date of receipt by the Party notified if sent by electronic mail, (iv) on the first business day after deposited with a nationally recognized overnight delivery service, or (v) on the third business day after the day on which such notice was mailed in accordance with this Section.

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Any notice provided pursuant to this Agreement shall be provided:

To Practice:	John C. Klock, M.D.
3 Hamilton Landing, Suite 180
Novato, CA 94949
Attn: John C. Klock, M.D.
Email: ***

To Company:	QT Imaging Holdings, Inc.
3 Hamilton Landing, Suite 160
Novato, CA 94949
Attn: Dr. Raluca Dinu
Email: ***

9.8 Entire Agreement, Amendment and Waiver. This Agreement (including the schedules hereto) is the sole agreement between Practice and the Company with respect to the Services and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Practice and the Company. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

9.9 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

9.10 Headings. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, including electronic counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

QT IMAGING HOLDINGS, INC.	PRACTICE

By: /s/ Dr. Raluca Dinu	By: /s/ John C. Klock, M.D.

Name: Dr. Raluca Dinu	Name: John C. Klock, M.D.

Title: Chief Executive Officer	Title: Sole Proprietor

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SCHEDULE 1

Services and Compensation

1.

Services: Practice, through its Providers will render the following Services set forth below for the Company, with all access to the QT Imaging Center requiring appropriate notice, which shall not be unreasonably withheld, so as not to disturb the clinical services being provided by the Practice to its regular patients.

a.

The provision of healthcare services within the scope of Provider’s license to Company’s patients which includes obtaining patient information, qualifying patients, performing appropriate imaging and providing professional reading services.

b.	Assistance with clinical trials and other studies and assisting with drafting of institutional review board (“IRB”) approved clinical protocols.

c.	Assistance to perform the following activities for R&D purposes in the QT Imaging Center:

a.	QT Imaging Holdings R&D personnel should have access to the QT Imaging Center to perform R&D related scans such as phantom scans and/or scanning of models for product improvements;

b.	QT Imaging Holdings R&D personnel should have access to the QT Imaging Center as a beta site for released hardware/software updates;

c.	QT Imaging Holdings personnel should have access to the QT Imaging Center for marketing and sales/demo purposes.

d.

Comprehensive multi-day training on the operation of breast imaging technology for radiologist customers and other customer staff such as technicians, which includes providing lectures and written training materials, hands-on instruction in operation of the scanner and the scanner software, including supervised imaging of at least ten (10) patients (provided by the Practice) for each person taking the training.

e.

Performance of clinical validation of imaging software changes, which may include recruiting patients, providing anonymized dicom images, creating appropriate testing instruments, performing the analyses and writing reports (if requested by the Company).

f.

Performing visual grading analysis on imaging software and hardware upgrades, which may include recruiting patients, providing anonymized dicom images, creating appropriate testing instruments, performing the analyses and writing reports (if requested by the Company).

g.

Blinded reading and annotation of QT images towards development of AI/ML-based algorithms by QT Imaging Holdings, which may include recruiting patients, providing anonymized dicom images, creating appropriate testing instruments, performing the analyses and writing reports (if requested by Company.

h.	Training of NXC personnel or Canon or its affiliates personnel on the operation of the Company’s imaging technology, as described in d. above.

i.

Training of radiologist or non-medical professionals (at the request of the Company) in the interpretation of QT images, which includes providing a series of lectures and written training materials, self-testing exams of more than 100 images exemplifying normal and abnormal findings and an examination – using the QT Viewer application—consisting of blinded readings of more than 300 cases of normal and abnormal findings that demonstrate the expanse of findings likely to be encountered in clinical use of the QT scanner.

j.	At the request of Company, provide clinical application support for Company’s customers.

k.

At the request of Company, provide sales support for Company’s sales staff, which may include providing clinical case studies, medical validation information or other types of communication required for selling. This may include attendance at Trade Shows or other marketing events.

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The parties agree that none of these services include travel and other expenses. If the Company requests that Provider travel to provide the Services, Provider shall have such travel and expenses approved by Company, in advance, in writing, and in accordance with the Company’s travel policies and procedures.

2.	Schedule: Practice, through its Providers will perform Services as agreed upon by the parties.

3.

Fees: Practice will receive $450 per hour for the Services of Dr. John C. Klock provided under this Agreement, for a minimum of fifteen (15) hours weekly in excess of 15 hours per week as needed by the company and its business and technical partners and not to exceed 60 hours per month (unless requested by the Company and agreed to by Klock, as set forth in the Quarterly Report, reviewed and approved by the Company.

4.	If additional Providers provide Services under this Agreement, the Parties shall amend this Schedule 1 to set forth the hourly compensation for such Providers.

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SHEDULE 2

Sample Quarterly Invoice

Time Period:	Quarter of , 202

Date:	Services Rendered (include which Provider rendered the service):	Time Spent (in 1⁄4 hour increments):	Amount Owed:

Total: $

Practice hereby certify that this is a true and accurate description of the Services performed by each Provider and the time spent. Practice acknowledges that this form must be completed in its entirety prior to submission and payment of compensation.

Practice Signature	Date

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SCHEDULE 3

Prior Inventions

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